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Exhibit 99.1


FAMILY GOLF CENTERS FILES VOLUNTARY PETITION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Melville, New York, May 4, 2000 - Family Golf Centers, Inc. (NASDAQ:NM FGCI) announced today that it and all of its U.S. subsidiaries have filed voluntary petitions with U.S. Bankruptcy Court for the Southern District of New York to reorganize under chapter 11 of the U.S. Bankruptcy Code. The company's Canadian subsidiaries are not part of the chapter 11 filing. At a hearing late today, the bankruptcy judge, Stuart Bernstein, authorized the interim use of cash collateral by the company. A hearing to consider a $15 million debtor-in-possession ("DIP") credit facility is scheduled for tomorrow morning.

Family Golf Centers is an operator of golf centers in North America. The company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play and typically offer full-line pro shops, golf lessons and other amenities such as miniature golf and snack bars. The company also operates sports and family entertainment facilities, including ice rinks and Family Sports Supercenters. Currently, the company owns, operates and has under construction 111 golf facilities and 19 ice rink and family entertainment facilities in 23 states and three Canadian provinces.

The matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties including those as described in Family Golf Centers, Inc.'s 10K for the year ended December 31, 1999; actual results could differ materially from those indicated by such forward-looking statements.

CONTACT: Family Golf Centers, Inc., Melville
Krishnan P. Thampi, President and
Chief Operating Officer or
Jack Caliolo, Chief Financial Officer
631/694-1666
IR@familygolf.com